FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Third Quarter Results and
Announces Details of Quarterly Stockholder Conference Call

PHILADELPHIA, PA, November 14, 2012 – FS Investment Corporation (“FSIC”), a business development company focused primarily on investing in the debt securities of private U.S. companies, provides an overview of its operating results for the quarter ended September 30, 2012. As previously announced, FSIC will hold its third quarter investor conference call at 1:00 p.m. Eastern Time on Thursday, November 15, 2012, to discuss these results. Information for those interested in participating in the call can be found below.

Financial Highlights

•	During the three months ended September 30, 2012, FSIC generated:

o	Total GAAP-basis net investment income of approximately $34.8 million, or $0.14 per share; and

o	Total net realized gains of approximately $20.5 million, or $0.08 per share.

•	During the nine months ended September 30, 2012, FSIC generated a GAAP-basis total return of approximately 12.36%.

•	During the third quarter of 2012, FSIC also:

o	Paid regular cash distributions to investors totaling $0.2025 per share, which represents an annualized yield of 7.5% based on FSIC’s last public offering price of $10.80 per share;

o	Paid a special cash distribution of $0.05 per share on August 31, 2012 to stockholders of record on August 31, 2012; and

o
Conducted a quarterly tender offer pursuant to its share repurchase program and repurchased 672,064 shares of its common stock on October 1, 2012 at a price of $9.90 per share for aggregate consideration of approximately $6.7 million. This marks the eighth consecutive quarterly tender offer in which FSIC repurchased 100% of the shares validly tendered in the tender offer.

•	As of September 30, 2012:

o
FSIC’s portfolio consisted of investments in 288 portfolio companies, including investments in first lien senior secured loans, second lien senior secured loans, senior secured bonds, subordinated debt, collateralized securities and equity securities;

o	The weighted average purchase price of the investments in FSIC’s portfolio was 95.0% of par or stated value, as applicable;

o	FSIC’s estimated gross annual portfolio yield, prior to leverage, was 10.1% based on the purchase price of its investments;

o	The weighted average credit rating of the investments in FSIC’s portfolio that were rated was B2 based on the Moody’s scale; and

o
Approximately 29.5% of FSIC’s portfolio based on fair value constituted proprietary investments, which includes any investment originated or structured for FSIC or made by FSIC that was not generally available to the broader market.

Recent Notable Announcements

•	On September 26, 2012, through two wholly-owned, special purpose financing subsidiaries, FSIC amended its financing arrangement with JPMorgan Chase Bank to, among other things, increase the amount available under the facility from $400 million to $700 million and reduce the interest rate payable on the facility from LIBOR plus 3.25% to a fixed rate of 3.25%

•	On August 29, 2012, Arch Street Funding, LLC, a wholly-owned, special purpose financing subsidiary of FSIC, terminated its total return swap financing arrangement with Citibank and entered into a $550 million revolving credit facility with Citibank.

Investor Update Call

FSIC will hold its third quarter investor update call on Thursday, November 15, 2012, at 1:00 p.m. Eastern Time.  In order to participate, interested parties should dial (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 33595884 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC’s website (www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which FSIC filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2012, as well as FSIC’s other reports filed with the SEC. A copy of FSIC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and FSIC’s other reports filed with the SEC can be found on FSIC’s website at www.fsinvestmentcorp.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the SEC.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $54.6 billion in assets under management as of September 30, 2012, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.